Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for the

Quarter Ended March 31, 2012

•	Net Investment Income for the three and six months ended March 31, 2012, was $5.2 million and $9.6 million, or $0.25 and $0.45 per common share, respectively.

•	Net Decrease in Net Assets Resulting From Operations for the three and six months ended March 31, 2012, was $1.6 million and $2.9 million, or $0.08 and $0.14 per common share, respectively.

McLean, VA, May 1, 2012: Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced earnings for the quarter ended March 31, 2012. All per share references are per basic and diluted weighted average common share outstanding, unless noted otherwise.

Net Investment Income for three months: Net investment income for the quarter ended March 31, 2012, was $5.2 million, or $0.25 per share, as compared to $4.4 million, or $0.21 per share, for the prior year period, an increase in net investment income of 17.8%. The increase in net investment income was largely due to an increase in interest and other income from investments for the three months ended March 31, 2012, of a combined $2.6 million, partially offset by an increase in interest and dividend expense of $1.2 million, when compared to the second quarter of fiscal 2011. Interest income on investments increased by 22.8%, primarily due to an increase in the weighted average principal balance of the Company’s interest-bearing investments by $68.7 million as of March 31, 2012, compared to the prior year quarter. Partially offsetting this increase was a decrease in the annualized weighted average yield on the Company’s interest bearing investments by 0.3% to 11.0% during the quarter ended March 31, 2012, compared to the second quarter of fiscal 2011. Other income from investments increased by 84.3% from the comparable period in 2011, due to $2.0 million in success fees earned on early payoffs from two portfolio companies.

Offsetting the increase in investment income was the payment of dividends on the Company’s 7.125% Series 2016 Term Preferred Stock (“Term Preferred Stock”) and the increase in interest expense due to the $47.5 million of increased borrowings outstanding in the three months ended March 31, 2012, over the prior year period. There were no preferred stock dividends paid in the three months ended March 31, 2011, as no Term Preferred Stock was outstanding during that time.

Net Investment Income for six months: Net investment income for the six months ended March 31, 2012, was $9.6 million, or $0.45 per share, as compared to $9.1 million, or $0.43 per share, for the prior year period, an increase in net investment income of 6.3%. The increase in net investment income was largely due to a combined $3.9 million increase in interest and other income from investments for the six months ended March 31, 2012, partially offset by an increase in interest and dividend expense of $2.9 million compared to the first six months of fiscal 2011. Interest income on investment increased by 20.7%, primarily due to an increase in the weighted average principal balance of the Company’s interest-bearing investments of $68.8 million as of March 31, 2012, compared to the prior year period, resulting from new investments. Partially offsetting this increase was a decrease in the annualized weighted average yield on the Company’s interest bearing investments of 0.5% to 10.9% during the six months ended March 31, 2012, compared to the prior year period. Other income from investments increased by 60.8% from the comparable period in 2011, due to an increase in success fees earned on early payoffs.

Offsetting the increase in investment income was the payment of dividends on the Company’s Term Preferred Stock and the increase in interest expense due to an increased weighted average borrowings outstanding of $51.0 million for the six months ended March 31, 2012 over the prior year period. No preferred stock dividends were paid for the six months ended March 31, 2011, as no Term Preferred Stock was outstanding during that time.

Net Decrease in Net Assets Resulting from Operations for three months: Net decrease in net assets resulting from operations for the quarter ended March 31, 2012, was $1.6 million, or $0.08 per share, as compared to $8.4 million or $0.40 per share, for the prior year period. In addition to the changes in net investment income described above, the decrease in net decrease in net assets resulting from operations from the prior year was primarily driven by a decrease in the net unrealized depreciation of investments, due primarily to a notable depreciation on Sunshine Media Holdings (“Sunshine”) in the quarter ended March 31, 2011, due to diminished portfolio company financial and operational performance and a restructure during this time period.

Net Decrease in Net Assets Resulting from Operations for six months: Net decrease in net assets resulting from operations for the six months ended March 31, 2012, was $2.9 million, or $0.14 per share, as compared to $6.3 million or $0.30 per share, for the prior year period. In addition to the changes in net investment income described above, the decrease in net decrease in net assets resulting from operations from the prior year was primarily driven by a notable depreciation on Sunshine in the six months ended March 31, 2011, due to diminished portfolio company financial and operational performance and a restructure during this time period.

Investment Portfolio Fair Value: As of March 31, 2012, the Company’s entire portfolio was fair valued at 77.3% of cost, as compared to 79.1% as of September 30, 2011. The biggest driver in the Company’s net unrealized depreciation of $4.9 million during the six months ended March 31, 2012, was the net unrealized depreciation of $6.4 million on Sunshine due to diminished portfolio company financial and operational performance. Offsetting some of the Company’s net unrealized depreciation was the reversal of unrealized depreciation of $12.0 million during the six months ended March 31, 2012, primarily related to the sale of Newhall Holdings, Inc.

The Company believes that the depreciated valuation of its aggregate investment portfolio as of March 31, 2012 and September 30, 2011, was due primarily to the general instability of the loan markets and lingering effects of the past recession on the performances of certain of its portfolio companies.

Net Asset Value: Net asset value was $9.62 per share as of March 31, 2012, as compared to $10.16 per share as of September 30, 2011.

Asset Characteristics: Total assets were $311.3 million at March 31, 2012, as compared to $317.6 million at September 30, 2011. At March 31, 2012, the Company had investments in 55 portfolio companies with an aggregate cost basis of $373.0 million and an aggregate fair value of $288.2 million. At September 30, 2011, the Company had investments in 59 portfolio companies, with an aggregate cost basis of $382.8 million and an aggregate fair value of $302.9 million. As of March 31, 2012, the Company’s investment portfolio at fair value was comprised of approximately 95.7% in debt securities and 4.3% in equity securities, which was consistent with the portfolio make-up as of September 30, 2011. Syndicated investments comprised 33.6% of the Company’s investment portfolio at fair value as of March 31, 2012, compared to 29.9% as of September 30, 2011.

Investment Yield: The annualized weighted average yield on the Company’s interest-bearing investments was 11.0% for the quarter ended March 31, 2012, as compared to 11.3% for the prior year quarter and was 10.9% for the six months ended March 31, 2012, as compared to 11.4% for the prior year period. The decrease in the weighted average yield for both the three and six month periods ended March 31, 2012, primarily resulted from the purchase of syndicated loans during fiscal year 2011, which generally bear lower interest rates than the Company’s proprietary debt investments, as well as the restructuring of its debt investments in certain of the portfolio companies to lower interest rates. 87.6% of the Company’s debt investment portfolio as of March 31, 2012 consisted of variable rate loans with floors, as compared to 85.4% of the Company’s debt investment portfolio as of March 31, 2011.

Highlights for the Quarter: For the quarter ended March 31, 2012, the following significant events occurred:

•

New Investment Activity: The Company invested $8.5 million in one new portfolio company and extended an aggregate of $7.9 million to existing portfolio companies through revolver draws, the addition of new term notes or additional equity, for an aggregate of $16.4 million in net additional investments.

•

Principal Repayments: The Company received aggregate net repayments of $14.0 million, which includes various scheduled and unscheduled principal repayments, including three early payoffs, at par, from RCS Management Holding Co., Global Materials Technologies, Inc., and Ernest Health, Inc., for a combined $8.8 million in net proceeds. The Company received an aggregate of $2.0 million in success fees from two of these exits.

•

Distributions: The Company paid monthly cash distributions to stockholders of $0.07 per common share for each of January, February and March 2012. The Company also made Term Preferred Stock distributions of $0.1484375 per preferred share in each of January, February and March 2012.

Comments from the Company’s President, Chip Stelljes: “During the second quarter of fiscal 2012, we focused on managing our existing portfolio, with $8.5 million in new investments. We were also pleased to have several successful exits which resulted in recognizing $2.0 million in success fees. We are continuing to see solid investment opportunities in the marketplace, which align with our investment objective. We expect to continue to use our availability from our three year line of credit and our long-term capital from our Term Preferred Stock over the next several quarters to fund investment opportunities that we believe will increase our net investment income for our shareholders.”

Subsequent Events: After March 31, 2012, the following events occurred:

•

Investment Activity: Subsequent to March 31, 2012, the Company extended an aggregate amount of approximately $0.7 million to 4 existing portfolio companies in revolver draws and received repayments of $1.8 million from 16 portfolio companies.

•	Distributions Declared: The Company’s board of directors declared the following monthly distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
April 20, 2012	April 30, 2012	$0.07	$0.1484375
May 18, 2012	May 31, 2012	0.07	0.1484375
June 20, 2012	June 29, 2012	0.07	0.1484375

	Total for the Quarter	$0.21	$0.4453125

•	Transfer Stock Listing: The Company voluntarily transferred its Term Preferred Stock listing from the New York Stock Exchange to the NASDAQ for practical expediency. The new ticker symbol is “GLADP.”

Summary Information: The following chart is a summary of some of the information reported above (dollars in thousands, except per share data) (unaudited):

	March 31, 2012	March 31, 2011	Variance	% Variance
For the Three Months Ended:
Net investment income	$5,216	$4,428	$788	17.8%
Net decrease in net assets resulting from operations	(1,603)	(8,381)	6,778	80.9
Average yield on interest-bearing investments	11.0%	11.3%	(0.3)%	(2.7)
Total dollars invested	$18,358	$40,614	$(22,256)	(54.8)
Total dollars repaid	15,951	22,760	(6,809)	(29.9)

For the Six Months Ended:
Net investment income	$9,634	$9,066	$568	6.3%
Net decrease in net assets resulting from operations	(2,892)	(6,250)	3,358	53.7
Average yield on interest-bearing investments	10.9%	11.4%	(0.5)%	(4.4)
Total dollars invested	$29,609	$52,408	$(22,799)	(43.5)
Total dollars repaid	31,219	36,004	(4,785)	(13.3)

	March 31, 2012	September 30, 2011	Variance	% Variance
As of:
Fair value as a percent of cost	77.3%	79.1%	(1.8)%	(2.3)%
Net asset value per share	$9.62	$10.16	$(0.54)	(5.3)
Number of portfolio companies	55	59	(4)	(6.8)
Total assets at fair value	$311,311	$317,624	$(6,313)	(2.0)

Conference Call for Stockholders: The Company will hold a conference call on Wednesday, May 2, 2012, at 8:30 a.m. EDT. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for questions. A replay of the conference call will be available from the date of the call through June 1, 2012. To hear the replay, please dial (877) 344-7529 and use conference passcode number 10012323. The replay will be available beginning approximately one hour after the call concludes.

The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the website from the date of the call through July 2, 2012.

Warning: The financial statements below are without footnotes, so readers should obtain and carefully review the Company’s Form 10-Q for the fiscal quarter ended March 31, 2012, including the footnotes to the financial statements contained therein. The Company has filed the Form 10-Q today with the Securities and Exchange Commission (“SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.GladstoneCapital.com. To obtain a paper copy, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized U.S. businesses. The Company has paid 103 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, it paid eight consecutive quarterly cash distributions. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

SOURCE: Gladstone Capital Corporation, +1-703-287-5893

The statements in this press release regarding the ability of the Company to manage its existing portfolio, grow its portfolio and increase its net investment income over the long term and other such statements are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results to differ from these forward-looking statements include, among others, the duration and potential effects of the current economic instability on the Company’s portfolio companies and on the senior loan market, and the Company’s ability to access debt and equity capital along with those factors listed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC on November 14, 2011, and in the Company’s Post-Effective Amendment No. 6 to its registration statement on Form N-2 (file No. 333-162592), filed with the SEC on March 6, 2012. Such “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLADSTONE CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(UNAUDITED)

	March 31,	September 30,
	2012	2011
ASSETS
Investments at fair value
Non-Control/Non-Affiliate investments (Cost of $273,931 and $288,266, respectively)	$246,235	$257,302
Control investments (Cost of $99,029 and $94,549, respectively)	41,932	45,645

Total investments at fair value (Cost of $372,960 and $382,815, respectively)	288,167	302,947
Cash	7,693	6,732
Restricted cash	1,225	—
Interest receivable – investments in debt securities	3,055	3,066
Interest receivable – employees	62	—
Due from custodian	6,530	2,547
Deferred financing fees	3,476	650
Other assets	1,103	1,682

TOTAL ASSETS	$311,311	$317,624

LIABILITIES
Borrowings at fair value (Cost of $65,800 and $99,400, respectively)	$65,800	$100,012
Mandatorily redeemable preferred stock, $0.001 par value per share, $25 liquidation preference per share; 4,000,000 and no shares authorized; 1,539,882 and no shares issued and outstanding at March 31, 2012 and September 30, 2011, respectively	38,497	—
Accounts payable and accrued expenses	495	513
Interest payable	226	289
Fees due to Adviser	2,063	1,760
Fee due to Administrator	211	194
Other liabilities	2,017	1,135

TOTAL LIABILITIES	$109,309	$103,903

Commitments and contingencies
NET ASSETS	$202,002	$213,721

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value per share, 46,000,000 and 50,000,000 shares authorized; 21,000,160 and 21,039,242 shares issued and outstanding at March 31, 2012 and September 30, 2011, respectively	$21	$21
Capital in excess of par value	326,578	326,913
Notes receivable from employees	(3,522)	(3,858)
Cumulative net unrealized depreciation of investments	(84,793)	(79,867)
Cumulative net unrealized appreciation of borrowings	—	(612)
Under distributed net investment income in excess of distributions	108	108
Accumulated net realized losses	(36,390)	(28,984)

TOTAL NET ASSETS	$202,002	$213,721

NET ASSET VALUE PER COMMON SHARE AT END OF PERIOD	$9.62	$10.16

GLADSTONE CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
INVESTMENT INCOME
Interest income
Non-Control/Non-Affiliate investments	$7,840	$5,754	$15,729	$12,680
Control investments	1,051	1,414	2,410	2,211
Cash	—	—	6	—
Notes receivable from employees	63	122	130	244

Total interest income	8,954	7,290	18,275	15,135
Other income
Non-Control/Non-Affiliate investments	2,042	483	2,042	645
Control investments	—	625	—	625

Total other income	2,042	1,108	2,042	1,270

Total investment income	10,996	8,398	20,317	16,405

EXPENSES
Base management fee	1,538	1,365	3,094	2,712
Incentive fee	1,304	1,102	2,339	2,261
Administration fee	209	175	404	361
Interest expense on borrowings	999	478	2,138	358
Dividend expense on mandatorily redeemable preferred stock	686	—	1,120	—
Amortization of deferred financing fees	277	368	734	664
Professional fees	362	201	655	534
Other general and administrative expenses	528	383	773	603

Expenses before credits from Adviser	5,903	4,072	11,257	7,493
Credits to fees from Adviser	(123)	(102)	(574)	(154)

Total expenses net of credits	5,780	3,970	10,683	7,339

NET INVESTMENT INCOME	5,216	4,428	9,634	9,066

REALIZED AND UNREALIZED GAIN (LOSS)
Net realized gain (loss):
Non-Control/Non-Affiliate investments	37	161	(8,212)	161
Control investments	—	(156)	—	(156)

Total net realized gain (loss)	37	5	(8,212)	5
Net unrealized (depreciation) appreciation:
Non-Control/Non-Affiliate investments	(3,351)	(3,020)	3,267	(8,062)
Control investments	(3,818)	(10,049)	(8,193)	(7,952)
Borrowings	313	255	612	693

Net unrealized depreciation	(6,856)	(12,814)	(4,314)	(15,321)

Net realized and unrealized loss	(6,819)	(12,809)	(12,526)	(15,316)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(1,603)	$(8,381)	$(2,892)	$(6,250)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS PER COMMON SHARE:
Basic and Diluted	$(0.08)	$(0.40)	$(0.14)	$(0.30)

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	21,005,402	21,039,242	21,022,087	21,039,242

GLADSTONE CAPITAL CORPORATION

FINANCIAL HIGHLIGHTS

(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA AND PER UNIT DATA)

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Per Common Share Data(A)
Net asset value at beginning of period	$9.90	$11.74	$10.16	$11.85

Net investment income(B)	0.25	0.21	0.45	0.43
Net realized gain (loss) on investments(B)	—	—	(0.39)	—
Net unrealized (depreciation) appreciation on investments(B)	(0.34)	(0.62)	(0.23)	(0.76)
Net unrealized (appreciation) depreciation on borrowings(B)	0.01	0.01	0.03	0.03
Distributions to common stockholders from net investment income(B)(C)	(0.21)	(0.21)	(0.42)	(0.42)
Repayment of principal on employee notes	0.01	0.05	0.02	0.05
Stock redemption for repayment on employee notes	(0.01)	—	(0.02)	—
Other, net(D)	0.01	—	0.02	—

Net asset value at end of period	$9.62	$11.18	$9.62	$11.18

Per common share market value at beginning of period	$7.63	$11.52	$6.86	$11.27
Per common share market value at end of period	8.11	11.31	8.11	11.31
Total return(E)(F)	8.93%	1.86%	24.46%	4.12%
Common shares outstanding at end of period	21,000,160	21,039,242	21,000,160	21,039,242
Statement of Assets and Liabilities Data:
Net assets at end of period	$202,002	$235,215	$202,002	$235,215
Average net assets(G)	207,018	252,457	208,995	249,985
Senior Securities Data:
Borrowings under Credit Facility, at cost	65,800	33,200	65,800	33,200
Mandatorily redeemable preferred stock	38,497	—	38,497	—
Asset coverage ratio(H)(I)	292%	807%	292%	807%
Asset coverage per unit(I)	$2,922	$8,073	$2,922	$8,073
Ratios/Supplemental Data:
Ratio of expenses to average net assets-annualized(J)	11.41%	6.45%	10.77%	6.00%
Ratio of net expenses to average net assets-annualized(K)	11.17	6.29	10.22	5.87
Ratio of net investment income to average net assets-annualized	10.08	7.02	9.22	7.25

(A)	Based on actual shares outstanding at the end of the corresponding period.
(B)	Based on weighted average basic per share data.
(C)

Distributions are determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under accounting principles generally accepted in the U.S.

(D)

Represents the impact of the different share amounts (weighted average shares outstanding during the period and shares outstanding at the end of the period) in the per share data calculations and rounding impacts.

(E)

Total return equals the change in the ending market value of the Company’s common stock from the beginning of the period, taking into account distributions reinvested in accordance with the terms of the Company’s dividend reinvestment plan. Total return does not take into account distributions that may be characterized as a return of capital.

(F)	Amounts were not annualized.
(G)	Average net assets are computed using the average of the balance of net assets at the end of each month of the reporting period.
(H)

As a BDC, the Company is generally required to maintain a ratio of at least 200% of total assets, less all liabilities and indebtedness not represented by senior securities, to total borrowings and guaranty commitments. The Company’s mandatorily redeemable preferred stock is characterized as borrowings for the asset coverage ratio.

(I)

Asset coverage ratio is the ratio of the carrying value of the Company’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness (including interest payable and guarantees). Asset coverage per unit is the asset coverage ratio expressed in terms of dollar amounts per one thousand dollars of indebtedness.

(J)	Ratio of expenses to average net assets is computed using expenses before credits from the Adviser to the base management and incentive fees and including income tax expense.
(K)	Ratio of net expenses to average net assets is computed using total expenses net of credits from the Adviser to the base management and incentive fees and including income tax expense.